Exhibit 10.1

EXECUTION COPY

AGREEMENT OF PURCHASE AND SALE

between

GE COMMERCIAL FINANCE BUSINESS PROPERTY CORPORATION,
as Purchaser,

and

UNIVERSAL TECHNICAL INSTITUTE OF MASSACHUSETTS, INC.,
as Seller

Dated as of October 10, 2007

EXHIBIT A	LEGAL DESCRIPTION
EXHIBIT B	SERVICE CONTRACTS
SCHEDULE I	IMPROVEMENTS
SCHEDULE II	TITLE POLICY REQUIREMENTS
SCHEDULE III	REQUIREMENTS FOR ENVIRONMENTAL PHASE I REPORT
SCHEDULE IV	SURVEY REQUIREMENTS
SCHEDULE V	APPRAISAL REQUIREMENTS
SCHEDULE VI	ENVIRONMENTAL QUESTIONNAIRE
SCHEDULE VII	INSURANCE REQUIREMENTS
SCHEDULE VIII	PERMITTED EXCEPTIONS
SCHEDULE IX	FORM OF LEASE AGREEMENT
SCHEDULE X	FORM OF LEASE GUARANTY
SCHEDULE XI	FORM OF SOURCE OF PAYMENT FUNDS INFORMATION
SCHEDULE XII	FORM OF QUITCLAIM DEED
SCHEDULE XIII	FORM OF NOTICE OF LEASE

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of the 10th day of October, 2007, by and between GE COMMERCIAL FINANCE BUSINESS PROPERTY CORPORATION, a Delaware corporation (“Purchaser”), and UNIVERSAL TECHNICAL INSTITUTE OF MASSACHUSETTS, INC., a Delaware corporation (“Seller”).

W I T N E S S E T H :

For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto do hereby mutually covenant and agree as follows:

Section 1. Agreement to Purchase. Purchaser hereby agrees to purchase and Seller hereby agrees to sell, for the purchase price and subject to and upon each and every one of the terms and conditions hereinafter set forth, the following-described property (all of which are collectively referred to as the “Premises”):

(a) the land located at One Upland Road, Norwood, Massachusetts 02062, more particularly described on Exhibit A attached to this Agreement and made part of this Agreement (the “Land”), and all easements, rights and interests appurtenant thereto;

(b) all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description in, on, over and under the Land as of the Closing (defined in Section 5), and all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air-conditioning systems and all other building systems and fixtures attached to or comprising a part of said buildings except the trade fixtures owned by Seller and those, if any, identified on Schedule I hereto (the “Improvements”);

(c) all of Seller’s right, title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits thereunto belonging, and to all public or private streets, roads, avenues, alleys or passways, open or proposed, on or abutting the Land, and to any award made to or to be made in lieu thereof, and in and to any award for damage to the land or any part thereof by reason of a change of grade in any street, alley, road or avenue, as aforesaid (all of the foregoing being included within the term “Land”); and

(d) all of Seller’s rights, if any, in all of the following intangible property now or hereafter existing with respect to the Premises (the “Intangible Property”); provided, however, the Intangible Property and all payments and proceeds derived therefrom may be retained and used by Seller so long as the Lease Agreement (as defined in Section 6(a)(ii)) remains in effect:

(i) any leases, licenses and other agreements to occupy all or any part of the Land or Improvements and all guaranties by third parties of any tenant’s obligations under such leases, licenses and other agreements;

(ii) all plans and specifications, all building permits and other permits required in connection with the construction of the Improvements and all warranties, guaranties and sureties now or hereafter received in connection with the construction of the Improvements, including (without limitation) all rights of Seller under any plans, specifications, drawings and permits and all architectural, engineering or construction contracts with respect to the Improvements and all additions and alterations thereto and Seller’s right to enforce the terms and provisions of a certain Traffic Mitigation Escrow Agreement by and among Seller, CFRI/CQ Norwood Upland, L.L.C. and Lawyers Title Insurance Corporation (the “Traffic Mitigation Escrow Agreement”);

(iii) all licenses, permits, approvals and certificates of occupancy relating to zoning, land use, ownership, operation, occupancy, construction or maintenance of the Improvements running to or in favor of Seller or the Improvements, and all deposits to governmental authorities relating to Seller or the Improvements (but excluding a certain traffic mitigation escrow deposit in the amount of $200,000 established pursuant to the Traffic Mitigation Escrow Agreement);

(iv) all service and maintenance contracts and equipment leases in connection with or used by Seller in operation of the Improvements and which are accepted by Purchaser; and

(v) all claims and warranties, if any, relating to the Premises, but excluding any of the foregoing which relate to Seller’s business conducted from the Premises and any insurance policies and insurance policy proceeds.

Section 2. Purchase Price; Escrow; Title Matters. (a) Purchase Price. The purchase price to be paid to Seller for the Premises shall be $33,000,000.00 (the “Purchase Price”). All but $100 of the Purchase Price is being paid for the Land and the Improvements, with the remaining $100 being paid for the Intangible Property. At Closing (as defined in Section 5) the Premises shall be leased to Seller pursuant to the Lease Agreement (as defined in Section 6(a)(ii)), and the annual rent thereunder shall be paid as set forth therein. At Closing the Purchase Price shall be deposited by Purchaser with the Title Company, in the form of cash, bank cashier’s check or confirmed wire transfer of funds and paid to Seller.

(b) Escrow. Promptly upon their execution of this Agreement and in any event not later than two (2) business days thereafter, Seller and Purchaser shall open an escrow (the “Escrow”) with Chicago Title Insurance Company, 830 East Main Street, Richmond, Virginia 23219, attention: Michelle McQueen (the “Title Company”), through which the purchase and sale of the Premises shall be consummated (“Opening of Escrow”). A fully executed copy of this Agreement shall be deposited with Title Company, duly executed by Seller, Purchaser, and Title Company, to serve as escrow instructions to Title Company, and Title Company shall hereby be authorized and instructed to deliver the documents and monies to be deposited into the Escrow pursuant to the terms of this Agreement. Title Company shall immediately, upon receipt of such duly executed copy of this Agreement, notify Seller and Buyer of the Opening of Escrow. Should either party fail to open Escrow in accordance with the provisions of this Section 2(b), such failure shall constitute a material breach of this Agreement.

(c) Title Matters.

(i) Title Report. As soon as practicable after the date hereof, but in no event later than ten (10) days after the Opening of Escrow, Title Company shall deliver or shall cause to be delivered to Purchaser a title commitment for an extended ALTA form of owner’s policy of title insurance (the “Title Report”) with respect to the Premises, issued by the Title Company. The Title Report shall be accompanied by legible copies of all special exceptions listed therein and shall confirm the willingness of the Title Company to issue the endorsements described on Schedule II hereto or reasonable equivalents thereof to the extent generally available under the laws and regulations of the state in which the Land is located (the “Endorsements”). Purchaser shall have the right to object to any exceptions contained in the Title Commitment by giving written notice to Seller within the Due Diligence Period (hereinafter defined) (“Title Notice”). If Purchaser delivers a Title Notice to Seller, Seller shall have the option until 5:00 p.m. (Mountain Standard Time) on the date that is seven (7) days from the date Seller shall have received the Title Notice, to advise Purchaser in writing (“Seller’s Title Election”) either: (a) that Seller is unwilling or unable to remove said exceptions by the date that is three (3) business days before the Closing, in which case Purchaser shall have the right, and shall notify Seller of its decision within three (3) business days of receipt of Seller’s Title Election, to either waive this contingency or terminate this Agreement, and in the case of a termination neither party shall have any further liability to the other except as provided herein; or (b) that Seller will agree to remove the exceptions by the date that is three (3) business days before the Closing. Seller’s failure to timely notify Purchaser of its election aforesaid shall conclusively be deemed to be Seller’s election to terminate this Agreement; provided, however, Purchaser shall have the right to waive any such title defects that Seller has not notified Purchaser of its election to satisfy and; Seller’s deemed election to terminate shall thereby be deemed revoked. If Seller elects to agree to remove any exception, it shall have until the date that is three (3) business days before the Closing to remove same. If Seller has removed all such exceptions within such time, Escrow shall close as provided herein; if Seller has not removed all such exceptions within such time, then Purchaser shall have the right, by notice to Seller, to either waive any such title defects that Seller has not removed, and Escrow shall close with Purchaser taking title to the Premises subject to such exceptions or terminate this Agreement and in the case of any termination neither party shall have any further liability to the other except as provided in Section 16(d) hereof.

(ii) Survey. Purchaser may elect to obtain a survey of the Premises by a licensed surveyor (“Survey”) within the Due Diligence Period, meeting the requirements set forth in Schedule IV hereto. The cost of such Survey shall be borne equally by Purchaser and Seller. Seller shall fully cooperate with Purchaser to facilitate the preparation of said Survey, including, without limitation, providing the surveyor with access to the Premises at all reasonable times and providing the surveyor with such information as the surveyor may reasonably request in order to prepare the Survey. In the event the Survey describes a state of facts which, in the reasonable opinion of Purchaser, renders the Premises unmarketable, uninsurable, materially impacts the use of the Premises, or discloses an encroachment, Purchaser shall have the right to request in writing, within the Due Diligence Period, that Seller cure any such defect(s) (“Survey Notice”). If Purchaser delivers a Survey Notice to Seller, Seller shall have the option until 5:00 p.m. (Mountain Standard Time) on the date that is seven (7) days from the date Seller shall have received the Survey Notice, to advise Purchaser in writing (“Seller’s Survey Election”) either: (a) that Seller is unwilling or unable to cure said defect(s) by the date that is three (3) business days before the Closing, in which case Purchaser shall have the right, and shall notify Seller of its decision within three (3) business days of receipt of Seller’s Survey Election, to either waive this contingency or terminate this Agreement, and in the case of a termination neither party shall have any further liability to the other except as provided herein; or (b) that Seller will agree to cure the defect(s) by the date that is three (3) business days before the Closing. Seller’s failure to timely notify Purchaser of its election aforesaid shall conclusively be deemed to be Seller’s election to terminate this Agreement; provided, however, Purchaser shall have the right to waive such survey defects that Seller has not notified Purchaser of its election to satisfy and Seller’s deemed election to terminate shall thereby be deemed revoked. If Seller elects to agree to cure any such defect, it shall have until the date that is three (3) business days before the Closing to cure same. If Seller has cured all such defects within such time, Escrow shall close as provided herein; if Seller has not cured all such defects within such time, then Purchaser shall have the right, by notice to Seller, to either waive such survey defects that Seller has not cured, and Escrow shall close with Purchaser taking title to the Premises subject to such defects or terminate this Agreement and in the case of such termination neither party shall have any further liability to the other except as provided in Section 16(d) hereof.

(iii) Liens and Assessments. If at the date of Closing there are any monetary liens, assessments or encumbrances that Seller is obligated to pay and discharge, except for any lien for local real estate taxes and assessments not yet due or payable, Title Company may use any portion of the Purchase Price to satisfy the same, and Seller shall simultaneously either (i) deliver to Title Company at Closing instruments in recordable form sufficient to satisfy such liens, assessments or encumbrances of record, together with the cost of recording or filing said instruments, or (ii) provided Seller has made arrangements with Title Company in advance of Closing, Seller shall deposit with Title Company sufficient monies, acceptable to and required by Title Company, to ensure the obtaining and recording of such satisfactions and the issuance of the Title Policy (hereinafter defined) free of any such liens, assessments and encumbrances. In the event that Seller fails to cure or remove any exception that it has agreed to cure or remove, Purchaser shall have the option either to (i) terminate this Agreement, and neither party shall have any further liability to the other except as provided herein, or (ii) proceed to Closing. Notwithstanding any of the foregoing, if any monetary lien is created by Seller subsequent to the execution of this Agreement, and Purchaser proceeds to Closing, Purchaser shall receive a credit against the Purchase Price at Closing equal to the cost of satisfying and clearing the record of such monetary lien, to be applied against the cash portion of the Purchase Price. Purchaser’s approval of the Title Report shall be without prejudice to Purchaser’s right to disapprove the Survey or any supplementary reports issued by Title Company.

Section 3. Purchaser’s Contingencies.

(a) Seller’s Reports. With reasonable promptness but in no event more than five days after the date of mutual execution of this Agreement (such execution date being hereinafter referred to as the “Effective Date” and such five-day period thereafter being referred to as the “Report Period”), Seller shall deliver to Purchaser the following items (“Seller’s Reports”), which comply with the requirements set forth herein:

(i) The organizational documents for Seller and Universal Technical Institute, Inc. (“Lease Guarantor”). Such documents shall include Seller’s and Lease Guarantor’s articles of incorporation, bylaws, an incumbency certificate certified by their respective secretaries that identifies Seller’s and Lease Guarantor’s current directors and officers, a current certificate of good standing for Seller and Lease Guarantor issued by the Secretary of State of the State of Delaware, and a certificate of the Secretary of Commonwealth of the Commonwealth of Massachusetts evidencing Seller’s qualification to conduct business in Massachusetts.

(ii) An environmental questionnaire relating to the Land and Improvements in the form provided on Schedule VI hereto.

(iii) The current certificate of occupancy for the Improvements.

(iv) Copies of all necessary licenses and permits required for the operation of Seller’s business at the Premises.

(v) Copies of any existing leases between Seller and tenants of the Premises (the “Subleases”).

(vi) “As-built” plans and specifications relating to the Improvements and any and all alterations or construction of the Improvements or any part thereof, and with respect to any current construction, a budget.

(vii) To the extent Purchaser requires, all existing warranties with respect to any Improvements or Personal Property.

(viii) Certificates of insurance covering the Premises and Improvements in accordance with the requirements set forth in Schedule VII hereto.

(ix) All of Seller’s property tax bills relating to the Premises since Seller has owned the Premises.

(x) Any management agreements, contracts or other similar arrangements that are currently in effect with respect to the Premises.

(xi) All existing supply, maintenance, repair and service contracts with respect to the Premises.

(xii) All notices of violations and citations, including any criminal citations or allegations of criminal activity at the Premises, currently pending or which have been received by Seller during the immediately preceding three years or which remain outstanding.

(b) Purchaser’s Reports. Purchaser’s receipt of the Seller’s Reports shall be without prejudice to Purchaser’s right to obtain from persons other than Seller any other reports regarding Seller, Lease Guarantor or the Premises (the “Purchaser’s Reports”, and together with the Seller Reports, the “Due Diligence Reports”), including (without limitation) the following:

(i) A current Phase I environmental investigation report of the Premises (the “Environmental Audit”) conducted by an environmental inspection company engaged by Purchaser and detailing and analyzing, among other things, those aspects of the Premises as set forth in the guidelines attached hereto as Schedule III.

(ii) A current MAI appraisal, in form and substance satisfactory to Purchaser (the “Appraisal”), prepared by an appraiser engaged by Purchaser in accordance with the guidelines attached hereto as Schedule V.

(iii) A property condition report prepared by a structural engineer (the “Property Condition Report”) confirming that the Improvements do not contain any structural or other material defects.

(iv) A certificate from an engineer or appropriate governmental agency in form and substance acceptable to Purchaser that the Improvements comply with The Americans with Disabilities Act of 1990.

(v) A report provided by a commercial litigation service which identifies any litigation or other adversarial proceedings involving Seller or the Premises.

(vi) Such other reports, tests, information and data as Purchaser may request prior to the Closing Date.

(c) Supplemental Information; Construction-Related Information.
(i)  Seller agrees that to the extent Seller obtains, prior to the Closing Date (as hereinafter defined) any other information, reports, assessments or data which in any manner relate to or amend any of Seller’s Reports, or if Seller becomes aware that any information contained in any of the Due Diligence Reports becomes incorrect in any material respect, Seller shall promptly furnish Purchaser with such additional reports or amendments or contrary or conflicting information; provided, however, that nothing in this Section 3(c) shall be construed as extending or reopening the Due Diligence Period, or extending the Closing Date, absent an amendment of this Agreement executed by Seller and Purchaser.

(ii) Seller shall provide Purchaser with such reports, information, documents or items relating to the current construction of the Improvements as Purchaser may reasonably request prior to the Closing Date.

(d) Payments for Due Diligence Reports. All costs and expenses of all Purchaser’s Reports (including any updates to such Purchaser’s Reports) and other tests, inspections and studies of the Premises required by Purchaser shall be shared equally by Purchaser and Seller, regardless of whether the sale contemplated hereby closes. All costs and expenses relating to Seller’s Reports shall be paid by Seller. The terms of this Section shall survive any cancellation, forfeiture or termination of this Agreement.

(e)  Removal of Contingencies. Purchaser shall have 30 days after the Report Period (the “Due Diligence Period”) within which to notify Seller in writing (the “Due Diligence Notice”) that Purchaser objects to the form or substance of the Due Diligence Reports. If Purchaser delivers a Due Diligence Notice to Seller, Seller shall have the option until 5:00 p.m. (Mountain Standard Time) on the date that is seven (7) days from the date Seller shall have received the Due Diligence Notice, to advise Purchaser in writing (“Seller’s Due Diligence Election”) either: (i) that Seller is unwilling or unable to satisfy such objections by the date that is three (3) business days before the Closing, in which case Purchaser shall have the right, and shall notify Seller of its decision within three (3) business days of receipt of Seller’s Due Diligence Election, to either waive its objections or terminate this Agreement, and in the case of a termination neither party shall have any further liability to the other except as provided herein; or (ii) that Seller will agree to satisfy such objections by the date that is three (3) business days before the Closing. Seller’s failure to timely notify Purchaser of its election aforesaid shall conclusively be deemed to be Seller’s election to terminate this Agreement; provided, however, Purchaser shall have the right to waive such objections that Seller has not notified Purchaser of its election to satisfy and Seller’s deemed election to terminate shall thereby be deemed revoked. If Seller elects to agree to satisfy any objection, it shall have until the date that is three (3) business days before the Closing to satisfy same. If Seller has satisfied all such objections within such time, Escrow shall close as provided herein; if Seller has not satisfied all such objections within such time, then Purchaser shall have the right, by notice to Seller, to either waive such objections that Seller has not satisfied, and Escrow shall close with Purchaser taking title to the Premises or terminate this Agreement and in the case of such termination neither party shall have any further liability to the other except as provided in Section 16(d) hereof.

(f)  As-Is Sale.  Except as otherwise expressly provided herein and in the documents to be delivered by Seller at Closing, Purchaser shall rely solely upon Purchaser’s own knowledge of the Premises based on its investigation of the Premises and its own inspection of the Premises in determining the Premises’ physical condition. Purchaser expressly acknowledges that Purchaser is buying the Premises in an “AS-IS” condition, and that, except as expressly provided herein and in the documents to be delivered by Seller at Closing, Purchaser has not relied on any warranties, promises, understandings or representations, express or implied, of Seller or any agent of Seller which are not expressly contained in this Agreement or in such documents. Seller hereby expressly negates and disclaims any other representations, warranties or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Premises or any other matter whatsoever.

(g) Purchaser to Provide Reports to Seller. If Escrow does not close on the Closing Date or if this Agreement is terminated for any reason as set forth in this Agreement, excluding termination as a result of default by Seller, Purchaser shall, subject to restrictions imposed by the preparers of such materials, immediately provide to Seller, upon Seller’s request, copies of all Purchaser’s Reports compiled or received by it in the course of its investigation of the Premises, without any representation or warranty or liability of Purchaser or the preparer of such documents. Purchaser’s obligations under this paragraph shall survive the termination of this Agreement.

Section 4. Inspection; Due Diligence. During the term of this Agreement, Purchaser or its agents shall be permitted access to the Premises during normal business hours upon reasonable notice so long as Purchaser shall not interfere with the operations of Seller. Purchaser and its agents shall have until the expiration of the Due Diligence Period to perform whatever investigations, tests and inspections Purchaser deems reasonably appropriate. Seller shall cooperate with Purchaser’s due diligence review and shall make available to Purchaser, upon reasonable notice and during business hours, all books and records concerning the operation and maintenance of the Premises. Purchaser shall indemnify, defend and hold Seller free and harmless from and against all liabilities, costs and expenses asserted against Seller arising out of any acts of Purchaser or its agents in connection with any such inspections; provided, however, such indemnification shall not extend to amounts resulting from Seller’s negligence or misconduct. Notwithstanding the prior sentence, Seller shall remain liable for all obligations incurred pursuant to Sections 3(d), 17 and 18(a) hereof. Purchaser shall self-insure, with the support of Purchaser’s parent corporation, against all liabilities that may arise from the exercise of Purchaser’s rights under this Section 4. Prior to the expiration of the Due Diligence Period, Purchaser shall have the right to terminate this Agreement if Purchaser’s due diligence reveals any matters that would make the Premises or the transaction contemplated by this Agreement unacceptable to Purchaser in Purchaser’s sole discretion.

Section 5. Closing. Subject to the provisions of Section 6 of this Agreement, the closing of the purchase and sale transaction contemplated by this Agreement (the “Closing”) shall occur not later than October __, 2007, unless mutually agreed in writing by the parties hereto (the aforesaid date or such other date as may be agreed upon by the parties, being referred to herein as the “Closing Date”). The Closing shall occur on the Closing Date no later than 3:00 pm (local time) in the offices of the Title Company unless another place and time of Closing is mutually agreed to by Seller and Purchaser.

At the Closing, and as a condition of Purchaser’s obligation to close, Seller will convey title to the Premises to Purchaser by a quitclaim deed (with quitclaim covenants) in substantially the form attached hereto as Schedule XII (the “Deed”) and bill of sale sufficient to permit the issuance of the owner’s policy of title insurance referred to in Section 6(a)(iv) with any required documentary stamps affixed thereto, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions, except for such exceptions set forth in Schedule VIII hereto, or as may be waived or approved in writing by Purchaser (the “Permitted Exceptions”). To the extent any title defect with respect to the Premises appears between the expiration of the Due Diligence Period and the Closing, except with respect to defects arising out of Purchaser’s action on the Premises, Purchaser may object to such defect not later than the Closing. In the event of such objection, Seller shall either (i) elect to agree to remove or cure any such defect by the Closing or (ii) notify Purchaser in writing of Seller’s election not to remove or cure such defect. If Seller shall fail to remove or cure such defect to which Purchaser has objected by the Closing, then Purchaser shall have the right to waive such defect and proceed to Closing, or to notify Seller in writing that Purchaser elects to terminate this Agreement, and in the case of such termination, neither party shall have any further liability to the other except as provided in Section 16(d) hereof. Purchaser’s failure to give Seller written notice of termination by the Closing Date shall constitute Purchaser’s election to waive such objections and proceed to Closing.

Section 6. Conditions to Closing.

(a) Purchaser’s obligation to close the purchase and sale transaction contemplated by this Agreement is subject to the satisfaction of the following conditions:

(i) Seller shall have executed and delivered to Title Company, for delivery to Purchaser at the Closing, the Deed and such bills of sale and other conveyance documents with respect to the Premises as are required under this Agreement.

(ii) Seller shall have executed and delivered to Title Company, for delivery to Purchaser at the Closing (A) a total of four original counterparts executed by Seller, as lessee, of a lease agreement with Purchaser, as lessor, with respect to the Premises in substantially the form attached hereto as Schedule IX (the “Lease Agreement”), (B) a Notice of Lease in substantially the form attached hereto as Schedule XIII and (C) a Source of Payment Funds Information form in the form set forth in Schedule XI hereto.

(iii) Seller shall have delivered to the Title Company evidence reasonably satisfactory to Title Company and Purchaser that all necessary authorizations of the transaction provided herein and in the Lease Agreement have been obtained by Seller, and such other documents and instruments as may be reasonably requested by Title Company in order to consummate the transaction contemplated hereby and by the Lease Agreement and to issue the Title Policy (as hereinafter defined).

(iv) The Title Company shall have issued to Purchaser an ALTA Form B owner’s fee policy of title insurance or its equivalent for the Premises (the “Title Policy”), insuring title to the Premises to be in the name of Purchaser as set forth herein, and a simultaneously issued ALTA lender’s policy of title insurance to Purchaser’s financial institution, if any, in an amount equal to the Purchase Price with respect to the owner’s policy and in an amount not in excess of the Purchase Price with respect to the lender’s policy and containing only Permitted Exceptions and otherwise consistent with the title insurance commitment referred to in Section 3 or, in the alternative, an irrevocable commitment for the issuance thereof showing that all requirements have been satisfied.

(v) Seller shall have delivered to Purchaser confirmation reasonably acceptable to Purchaser that the Improvements are serviced by all utilities necessary to enable Seller to operate its business therefrom.

(vi) Seller shall have delivered to Purchaser certificates in form and substance satisfactory to Purchaser evidencing the insurance coverage and policies to be carried by Seller, as lessee, under the terms of the Lease Agreement and meeting the requirements of Schedule VII hereto naming Purchaser or Purchaser’s nominee or assigns (if any) as additional insured.

(vii) Seller shall have delivered to Purchaser and any Fee Mortgagee (as defined in the Lease Agreement), if any, with an opinion by Seller’s counsel in form and substance satisfactory to Purchaser, to the effect that, among other things, the Lease Agreement constitutes the legal, valid and binding obligation of Seller, as lessee thereunder enforceable against Seller, as lessee, in accordance with its terms, subject to qualifications for bankruptcy or insolvency and principles of equity and to such other qualifications and assumptions as Seller’s counsel may reasonably require.

(viii) There shall have been no material adverse change in the Premises or in the financial condition of Seller or Lease Guarantor as indicated in the financial statements for the period ending September 30, 2006. No material adverse change in Seller’s or Lease Guarantor’s financial condition shall be deemed to have occurred for the purpose of this Section except in the event of a reduction in the net worth of Seller or Lease Guarantor by more than 10% from that which is reflected in Seller’s or Lease Guarantor’s financial statements for the period ending September 30, 2006, as reflected in Seller’s or Lease Guarantor’s financial statements for the period ending June 30, 2007.

(ix) Seller shall have delivered to Title Company, for delivery to Purchaser at the Closing a “nonforeign” certificate pursuant to Treas. Reg. § 1.14452T(b)(2), in form and substance satisfactory to Purchaser, or such other evidence that Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445 as Purchaser may reasonably require.

(x) Lease Guarantor shall have executed and delivered to Title Company, for delivery to Purchaser at Closing a guaranty agreement (the “Guaranty”) in substantially the form and substance as attached hereto as Schedule X. The Guaranty shall unconditionally guaranty the payment and performance of all of Seller’s, as lessee, obligations under the Lease Agreement. Lease Guarantor shall also cause to be delivered to Purchaser such opinions of counsel as Purchaser may require to the effect that, among other things, the Guaranty constitutes the legal, valid and binding obligation of Lease Guarantor enforceable by Purchaser in accordance with its terms, subject to qualifications for bankruptcy or insolvency and principles of equity and to such other qualifications and assumptions as Lease Guarantor’s counsel may reasonably require.

(xi) Lease Guarantor shall have delivered to Title Company and Purchaser corporate approval of Lease Guarantor authorizing Lease Guarantor’s execution and delivery of the Guaranty.

(xii) Seller shall have caused any Subleases existing at the Closing to be subordinated to the Lease Agreement pursuant to subordination agreements in form and substance satisfactory to Purchaser, delivered to Title Company for delivery to Purchaser at the Closing.

(xiii) All representations, warranties and covenants of Seller set forth herein shall have been true and correct in all material respects when made, and Seller shall deliver to Purchaser at Closing a certificate stating that all such representations, warranties and covenants remain true and correct in all material respects at and as of the Closing.

(xiv) The absence of any monetary lien, mechanic’s or materialman’s lien or other material defect in title to the Premises which was not permitted by this Agreement or approved in writing by Purchaser, or otherwise waived as provided herein.

(xv) The absence of any material violation of any applicable statute, law or regulation regarding the physical condition of the Premises or Seller’s use thereof for its current business purpose or of any change in any laws or statutes which materially affect Seller’s ability to use the Premises for its current business purposes or the Permitted Use (as defined in the Lease Agreement).

(xvi) The absence of Purchaser’s discovery of any hazardous material, waste or substance at the Premises (A) that was not reported to Purchaser in writing prior to the end of the Due Diligence Period, (B) that violates any applicable statute, law or ordinance and (C) the cost of whose abatement, removal or disposal, to the full extent required by any applicable statute, law or ordinance or which, in Purchaser’s reasonable judgment, is needed to avoid additional contamination or pollution of the Premises or any adjoining property, is likely to exceed $25,000.

(xvii) Seller shall have completed construction of the Improvements in all respects and shall have delivered to Purchaser the final, unconditional and permanent certificate of occupancy relating to such construction.

(xviii) Seller shall have delivered to Purchaser such further documents as reasonably may be required in order to fully and legally close this transaction.

(b) Seller’s Conditions. Seller’s obligation to close the purchase and sale transaction contemplated by this Agreement is subject to the satisfaction of the following conditions:

(i) The representations and warranties of Purchaser contained in this Agreement shall be true on and as of Closing in all material respects as though such representations and warranties were made on and as of such date;

(ii) Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to Closing; and

(iii) Purchaser shall have delivered the instruments and other consideration required under the terms of this Agreement to be delivered by Purchaser as, when and in the manner set forth herein.

(c) Each party will use its best efforts to satisfy the conditions imposed on such party contained in this Section and otherwise in this Agreement.

(d) In the event any one of the above conditions is not satisfied as of the Closing Date, or if the party whom such condition is intended to benefit reasonably determines that the same is not capable of being so satisfied by the Closing Date, such party may:

(i) Waive such condition by so advising the other party in writing, whereupon this sale shall close in accordance with the terms hereof; or

(ii) Extend the Closing Date for up to 60 days (but only if the other party gives the extending party written notice, in its sole and absolute discretion, of such other party’s intent to attempt to satisfy such condition within such 60-day period, it being agreed that such other party shall have no liability to the extending party for failing to satisfy such condition within such time or at all, except as otherwise provided in this Agreement); or

(iii) Elect to cancel this Agreement, in which event, neither Seller nor Purchaser shall have any further liability to the other except as otherwise provided in this Agreement.

Section 7. Prorations. In view of the continuing relationship between lessee and lessor under the Lease Agreement, and the obligations of lessee under the terms and conditions of the Lease Agreement, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs; it being the intention of Purchaser and Seller that all such costs shall be the obligation of Seller prior to Closing and the obligation of Seller, as lessee from and after Closing. Seller shall pay all conveyance excise and sales taxes in connection with this sale and the Lease Agreement and the recording fees and other taxes for Seller’s deed.

Section 8. Casualty and Condemnation.

(a) Damage to or Destruction of Premises Prior to Closing. If prior to Closing the Premises shall sustain damage, and the cost to repair as estimated by a licensed general contractor mutually agreeable to Seller and Purchaser (the “Contractor”) on a fixed-price basis is Seventy-Five Thousand Dollars ($75,000.00) or less, Seller shall promptly notify Purchaser in writing of such damage and Purchaser may elect in writing to either: (i) require Seller to repair the damages prior to the Closing; or (ii) proceed to Closing as scheduled and receive a credit on the Purchase Price equal to the estimated cost to repair. If prior to Closing the Premises shall sustain damage, and the cost to repair as estimated by the Contractor is more than Seventy-Five Thousand Dollars ($75,000.00), Seller shall promptly notify Purchaser in writing of such damage and either Purchaser or Seller may elect in writing prior to the scheduled Closing to terminate this Agreement, in which case neither party shall have any further liability to the other except as provided herein. In the event neither party terminates this Agreement, then the parties shall proceed to Closing, and, if the damage was caused by an insured casualty under Seller’s insurance policy, Purchaser shall receive Seller’s insurance proceeds (which shall be applied, upon Closing, toward the repair or restoration of the Premises subject to and in accordance with the terms of the Lease Agreement) and a credit on the Purchase Price equal to Seller’s deductible under the policy.

(b) Condemnation. In the event that the Premises or any part thereof becomes the subject of a condemnation proceeding prior to Closing or Seller learns that there is a threat of condemnation prior to Closing, Seller agrees to immediately advise Purchaser, in writing, thereof. In the event of such condemnation or threat of condemnation, Purchaser shall have the option to (i) elect to terminate this Agreement by notice in writing sent within ten (10) days of receipt of Seller’s written notice to Purchaser but in any event at least two (2) days prior to the Closing, in which case any condemnation award or settlement shall be negotiated by and shall belong to Seller and neither party shall have any further obligations to or rights against the other except as provided herein; (ii) not elect to terminate this Agreement, in which case this transaction will be consummated as described herein, and (1) if all contingencies to Purchaser’s obligation to consummate the transaction described herein have been satisfied or waived, then Purchaser will be made a party to such proceeding and any award or settlement payable with respect to such proceeding shall be negotiated by and will be paid or assigned to Purchaser upon Closing, or (2) if all contingencies to Purchaser’s obligation to consummate the transaction described herein have not been satisfied or waived, any award or settlement payable with respect to such proceeding shall be negotiated by Seller and paid or assigned to Purchaser on Closing, and acceptance by Purchaser (which acceptance shall not be unreasonably withheld) shall be an additional contingency to its obligation to consummate the transaction described herein.

(c) Risk of Casualty Loss. From the date hereof until Closing, Seller shall continue to maintain the Premises and all other improvements in good condition and repair and promptly notify Purchaser of the occurrence of any event known to it which materially affects the value or utility of the Premises. Except as otherwise provided herein, Seller shall be entitled to receive all insurance proceeds and/or condemnation awards that may become payable with respect thereto. Except as otherwise provided herein, any and all risks associated with ownership of the Premises shall be borne by Seller from the date hereof until Closing.

Section 9. Representations of Seller. Seller represents and warrants to and covenants with Purchaser as follows:

(a) Organization and Standing, Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own and operate the Premises, to enter into this Agreement and the Lease Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder require no further action or approval in order to constitute this Agreement as a binding and enforceable obligation of Seller, and all such actions have been duly taken by Seller.

(b) Litigation. There are no actions or proceedings pending with respect to the Premises and no actions or proceedings pending against Seller of which Seller has received notice or service, which in any way materially adversely affects the Premises, Seller or Seller’s ability to perform under the Lease Agreement or this Agreement.

(c) Condemnation and Compliance With Laws. Seller has received no notice from any governmental authority of any proposed condemnation of any portion of the Premises. Seller has not received any notice that the Premises or the use thereof is not presently and at the Closing Date will not be in material violation of or in material noncompliance with applicable codes, ordinances, regulations or laws (including, without limitation, those relating to environmental matters).

(d) Accuracy of Seller’s Reports. To Seller’s knowledge, all of Seller’s Reports that Seller has provided and hereafter provides to Purchaser in connection with this Agreement are and shall be true and accurate in all material respects.

(e) No Additional Title Defects. To Seller’s knowledge, there are no title defects in or encumbrances against the Premises which will not be shown in the Title Report, and no person has any adverse, prescriptive right or rights of possession except as stated in this Agreement, and no encroachments exist upon or from the Land. As of the Closing Date, no mechanic’s liens or materialman’s liens will be of record against the Premises.

(f) No Violation of Zoning and Other Laws. To Seller’s knowledge, the existing use and condition of the Premises is not a nonconforming use and does not violate any subdivision, zoning, building, health, environmental, personal, disabilities, fire or safety statute, ordinance, regulation or code in any material respect. As of the date hereof, neither Seller nor any of Seller’s agents and employees have received any written notice from any governmental agency alleging violations of any building codes, building or use restrictions, zoning ordinance, rules and regulations. To Seller’s knowledge, all licenses, permits and other approvals required for the construction and operation of the Improvements have been issued and are in good standing. If, between the date of this Agreement and the Closing Date, Seller receives any written notice or written citation of any alleged violation of any statute, code or ordinance with respect to the Premises or Seller’s use thereof, it shall promptly provide Purchaser with a true and correct copy thereof.

(g) No Breach of Agreements. This Agreement and the consummation of the transaction evidenced hereby will not violate any other agreement to which Seller is a party or its organizational documents, or (to Seller’s knowledge) any law, statute or ordinance which is binding upon the Premises or Seller.

(h) Executory Agreements. Attached to this Agreement as Exhibit B is a list of all management, services and maintenance and equipment leases for the Premises (the “Service Contracts”), if any, together with their expiration dates or the notice period which must precede their termination. Seller has not provided or received any written notice of default under any of the Service Contracts and to the best of Seller’s knowledge, no default exists under any of the Service Contracts and all Service Contracts are currently in full force and effect.

(i) Governmental Obligations. To Seller’s knowledge, there are no unperformed obligations which are currently due relative to the Premises to any governmental or quasi-governmental body or authority. All water and sewer hookup fees and other fees payable in connection with the annexation, zoning or improvement of the Land and which are now due have been paid.

(j) Utility Services. The Improvements are serviced by public electric, gas, water, sewer and telephone utilities sufficient to operate full-time Seller’s current business in and from the Improvements, and there exist no unpaid connection, hookup or similar charges with respect thereto. All utilities serving the Improvements are on meters which do not monitor any other property.

(k) No Condominium. To Seller’s knowledge, there has not been any documentation recorded to establish any portion or all of the Premises as a condominium or cooperative property.

(l) Environmental Matters. To Seller’s knowledge, no portion of the Premises lies within a designated wetland or other environmentally sensitive area. Seller has not caused, nor, to Seller’s knowledge, has any other person caused, any Hazardous Materials (as defined below) to be used, generated, stored or disposed of on or transported to or from the Land or Improvements in violation of any Environmental Laws prior to or during the period in which Seller has owned the Premises, nor to Seller’s knowledge, have any underground storage tanks or transformers existed on or under the Land, nor, to Seller’s knowledge, are any asbestos-containing materials present in the Improvements.

(m) Condition of Personal Property and Improvements. To Seller’s knowledge, there are no material defects in any portion of the Improvements or Personal Property, nor are the Improvements infested with termites or other insects or animals. Conditions caused by ordinary wear and tear and depreciation and which ordinarily arise during the course of owning and operating Seller’s business at the Premises shall not be considered material defects for the purposes of this representation.

(n) Insurability of the Premises. Neither Seller nor its managing agent has received any formal or informal notice from any insurance company of any defects or inadequacies in the Premises that would adversely affect the insurability of the Improvements or which would increase the cost of any insurance beyond that which would ordinarily and customarily be charged for insuring comparable property used for similar purposes in the vicinity of the Premises.

(o) Soil Conditions. To Seller’s knowledge, the surface and subsurface condition of the Land is such that it will support the Improvements without present need for additional subsurface excavation, fill, footing, caissons or other installations, and the Improvements have been constructed in a manner which is compatible with the soil conditions at the time of construction.

(p) No Other Adverse Conditions. Seller has no knowledge of any other fact, circumstance or condition that could have a material adverse impact upon the physical condition, value or permitted use of the Premises or Seller’s ability to perform its obligations under this Agreement or which is likely to cause any other representation hereto to become incorrect in any material respect.

Section 10. Representations of Purchaser. Purchaser represents and warrants to and covenants with Seller that Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to acquire the Premises, to enter into this Agreement and the Lease Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder require no further action or approval in order to constitute this Agreement as a binding and enforceable obligation of Purchaser, and all such actions have been duly taken by Purchaser.

Section 11. Indemnification. Seller agrees to defend, indemnify and hold Purchaser harmless from and against and reimburse Purchaser, its officers, agents and employees for all claims, damages, losses, liabilities, expenses, costs and attorneys’ fees relating to the transactions contemplated hereby or the Premises that are caused by Seller’s failure to perform any obligation under any lease or contract for the Premises prior to the Closing Date or for which Seller is responsible in accordance with the terms of this Agreement. This indemnification shall survive the Closing and otherwise survive the termination of this Agreement.

Section 12. Environmental Indemnification. Seller and, by signing below, Universal Technical Institute, Inc., a Delaware corporation, jointly and severally agree to indemnify and hold harmless Purchaser from and against and for any and all damages, claims, demands, liabilities, losses, penalties and expenses (including, without limitation, any and all cleanup costs, remediation costs, court costs, engineer fees, consultant fees, attorneys’ fees and diminution in the value of the Premises) incurred or suffered by Purchaser as a result of, arising from or relating directly or indirectly to the presence, as of or prior to the Closing Date, of any Hazardous Materials at the Premises or the failure of Seller or any tenant, subtenant, agent, employee or contractor of Seller or the Premises to comply with any Environmental Laws, whether or not the same are known to or caused by Seller, including, without limitation, any such amounts as are incurred or suffered by Purchaser due to any of the following:

(a) securing compliance of the Premises or use thereof with Environmental Laws;

(b) investigating, cleaning up, remediating, preventing the release of or otherwise responding to the presence of any Hazardous Material in, upon or under any portion of the Premises (including, without limitation, the soil, subsurface strata, air, water or ground water at the Premises), the presence of which resulted, directly or indirectly, from acts or omissions prior to or upon the Closing Date;

(c) claims by any person (including, without limitation, any past or present employees of Seller) with respect to any personal injuries (including, without limitation, permanent disability or death or other adverse health effects) or property damage allegedly arising as a result of the presence of any Hazardous Material at the Premises on or prior to the Closing Date;

(d) claims by any governmental authority or third party relating to the Premises and concerning environmental, health or safety matters or compliance with Environmental Laws.

This indemnity shall survive the Closing and shall otherwise survive termination, expiration or performance of this Agreement.

As used in this Section and elsewhere in this Agreement, “Hazardous Materials” shall mean all materials which because of their quantity, concentration or physical, chemical or infectious characteristics may cause or pose a present or potential hazard to human health or the environment when improperly handled, treated, stored, transported, disposed of or otherwise managed. The term shall include (without limitation) all petroleum, petroleum products, explosives, radioactive materials, hazardous wastes, hazardous or toxic substances, asbestos or any other substance or material now or hereafter defined as a “hazardous” or “toxic” substance, material or product by the U.S. Environmental Protection Agency or the state in which the Premises is located under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Federal Water Pollution Control Act (“FWPCA”) or comparable state statutes and other Environmental Laws (as defined below). As used in this Section and elsewhere in this Agreement, “Environmental Laws” shall mean all applicable laws (including, without limitation, statutes, regulations and common law) pertaining to the protection of human health and the environment, including (without limitation) employee and community right-to-know laws and all laws regarding the use, generation, storage, transportation, treatment, disposal or other handling of Hazardous Materials.

Section 13. Notices. All notices given or delivered under this Agreement shall be in writing and shall be validly given when (i) hand-delivered, (ii) sent by a courier or express service guaranteeing overnight delivery or (iii) sent by telecopy, with original being sent promptly as otherwise provided above, addressed as follows:

If intended for Purchaser:	GE Commercial Finance Business Property Corporation
Suite 500
10900 Northeast Fourth Street
Bellevue, WA 98004
Attention: Bill Moore, Esq.
Facsimile: (425) 467-2103

With a copy to:	Kutak Rock LLP
The Omaha Building
1650 Farnam Street
Omaha, NE 68102
Attention: Thomas J. Makens, Esq.
Facsimile: (402) 346-1148

If intended for Seller:	Universal Technical Institute of Massachusetts, Inc.
20410 North 19th Avenue
Phoenix, AZ 85027
Attention: Brian K. Udall, Esq.
Facsimile: (623) 445-8501

With a copy to:	Shughart Thomson & Kilroy P.C.
3636 N. Central Ave., 12th floor
Phoenix, AZ 85012

Attention: Stephen E. Traverse, Esq.
Facsimile: (602) 297-6624

or such other person or address which Seller or Purchaser shall have given upon notice as herein provided. Notices given by the means described in subprovision (ii) herein shall be deemed delivered on the day after such notices are sent. Notices delivered by facsimile or hand-delivery shall be deemed delivered on the day such notices are delivered or sent, so long as, in the event of a facsimile transmission, within one (1) business day thereof, duplicate notice shall be sent in the manner provided in provision (ii) of this Section.

Section 14. Assignment. Neither party may assign its rights under this Agreement or its right and obligation to execute the Lease Agreement without the other party’s prior written consent in each instance; provided, however, Purchaser may, without Seller’s consent, assign this Agreement to an Affiliate of Purchaser. As used herein, the term “Affiliate” means any person or entity that is controlling, controlled by or under common control with Purchaser, or a trust in which Purchaser is the sole beneficiary. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 15. Defaults. Except for the parties’ wrongful failure to close or wrongful, intentional act to cause any condition to closing not to be satisfied by the Closing Date, neither party shall be deemed in default under this Agreement unless such party is given written notice of its breach of this Agreement and such breach continues for a period of 10 days following the date such notice is given.

Section 16. Remedies.

(a) If Seller shall be obligated by the provisions of this Agreement to close the purchase and sale transaction contemplated by this Agreement and shall fail to close, or any representation or warranty of Seller was untrue when made or Seller fails to timely and fully perform any of its obligations hereunder, Purchaser shall be entitled to such remedies for breach of contract as may be available under applicable law, including (without limitation) the remedy of specific performance of this Agreement and the Lease Agreement and the right to recover its actual and consequential damages. Purchaser shall also have the right to enjoin any violations of Seller’s covenants herein.

(b) If Purchaser shall be obligated by the provisions of this Agreement to close the purchase and sale transaction contemplated by this Agreement and shall fail to close, or any representation or warranty of Purchaser was untrue when made or Purchaser fails to timely and fully perform any of its obligations hereunder, Seller shall be entitled, as its sole and exclusive remedy, to recover its actual and consequential damages for such breach. In no event shall Seller be entitled to the remedy of specific performance of this Agreement and the Lease Agreement and Seller hereby waives such remedy of specific performance in the event of such default by Purchaser.

(c)  No remedy herein conferred upon or reserved to Purchaser is intended to be exclusive and except as limited by any state’s laws or decisions regarding the election of remedies, every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. All remedies conferred upon or reserved to Purchaser shall survive the termination of this Agreement.

(d) The provisions contained in Sections 3(d), 3(f), 3(g), 4, 11, 12, 16, 17, 18(a), 19(o) and 19(p) shall survive any cancellation or termination of this Agreement.

Section 17. Brokerage Commission. Each of the parties represents and warrants to the other that neither party dealt with, negotiated through or communicated with any broker in connection with this transaction. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable counsel fees, resulting from any claims that may be made against such party by any broker claiming a commission by, through or under the other party.

Section 18. Costs.

(a) All costs of this transaction shall be shared equally by Seller and Purchaser, except that (i) each party shall pay for its own attorneys’ fees and disbursements, and (ii) Seller shall pay any and all transfer or documentary stamp taxes due with respect to the sale of the Premises to Purchaser.

(b) In the event suit, action, arbitration or mediation is instituted to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as costs and expert witness and attorneys’ fees at trial, on any appeal, and on any petition for review, in addition to all other sums provided by law.

(c) Seller and Purchaser agree that while Purchaser retains the right to disapprove of any of the Due Diligence Reports or the results of Premises-related tests or inspections and as a result elect not to purchase the Premises, Seller and Purchaser will each be incurring certain nonreimbursable expenses and foregoing other transaction opportunities and that such provides sufficient consideration for the enforceability of this Agreement and each of the parties hereto waives any right to claim or allege that there exists insufficient consideration therefor.

Section 19. Miscellaneous.

(a) The provisions of this Agreement shall not be amended, waived or modified except by an instrument, in writing, signed by the parties hereto to be charged.

(b) In construing this Agreement, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include every other and all genders.

(c) All sections and descriptive headings of this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereof.

(d) This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

(e) This Agreement and the exhibits hereto constitute the entire understanding between the parties with respect to the Premises.

(f) The waiver of any party of any breach or default by any other party under any of the terms of this Agreement shall not be deemed to be, nor shall the same constitute, a waiver of any subsequent breach or default on the part of any other party.

(g) Each of the parties hereto acknowledges and agrees that neither party has made any representation as to how this Agreement, the Lease Agreement or any given income, expense, liability, deduction or credit related thereto shall be treated or recharacterized for any federal, state or local income or other tax purposes, and each party shall rely solely upon its own tax advisors with respect thereto. Neither this Agreement nor the Lease Agreement is or shall be conditioned upon how this transaction or any portion thereof or any interests in the Premises are treated for any tax purposes under any past, existing or future tax statute, ordinance or regulation.

(h) This Agreement shall be used as instructions to the Title Company, as escrow agent, which may attach hereto its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. If requested by the Title Company, Purchaser and Seller shall enter into an escrow agreement on the Title Company’s standard form so long as the provisions of such form are not inconsistent with this Agreement.

(i) This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Massachusetts.

(j) Time is of the essence of each and every provision of this Agreement.

(k) In the event any date on which a party is required to act or give notice falls on a Saturday, Sunday or legal holiday, then the deadline for such performance or notice shall be deemed to be the next business day.

(l) If any provision of this Agreement, or any instrument to be delivered to Purchaser at Closing pursuant to this Agreement, is declared invalid or is unenforceable for any reason, such provision shall be deleted from such document and shall not invalidate any other provision contained in this Agreement.

(m) In any action brought to interpret or enforce any of the provisions of this Agreement, the venue of same shall be laid in any county in which the Premises are located.

(n) The presentation and negotiation of this Agreement shall not be construed as an offer by Purchaser to acquire the Premises or obligate either party unless and until this Agreement has been executed by both parties.

(o) SELLER AND PURCHASER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN SELLER AND PURCHASER RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN SELLER AND PURCHASER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH-OF-DUTY CLAIMS AND ALL OTHER COMMON-LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(p) Each party hereto agrees to maintain in confidence the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data expressly identified as confidential furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser’s investigation of the Premises and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party’s employees, accountants, attorneys, prospective lenders, investment bankers, underwriters, rating agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to the extent that such Representatives reasonably need to know such information and data in order to assist, and perform services on behalf of, Seller or Purchaser; (ii) to the extent required by any applicable statute, law, regulation or governmental authority; (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement; and (iv) to any prospective transferee or assignee of Purchaser. Notwithstanding the prior sentence, information that is or becomes publicly available or is obtained by or furnished to Purchaser on an nonconfidential basis shall not be subject to this provision. The terms of this Section shall survive Closing and otherwise survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

GE COMMERCIAL FINANCE BUSINESS PROPERTY CORPORATION

By	/s/ Jorge Florez
Name	Jorge Florez
Title	Vice President

UNIVERSAL TECHNICAL INSTITUTE OF MASSACHUSETTS, INC.

By	/s/ Jennifer Haslip
Name	Jennifer Haslip
Title	Secretary

Universal Technical Institute, Inc. hereby joins in the execution of this Agreement for the sole purpose of acknowledging its liability under the terms of Section 12 hereof.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By	/s/ Jennifer Haslip
Name	Jennifer Haslip
Title	CFO

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